EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE
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In re	:	Chapter 11 Case No.
:
SUN HEALTHCARE GROUP, INC., et al.,	:	99-3657 (MFW)
:
:
Debtors.	:	(Jointly Administered)
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DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Co-Attorneys for Debtors
   and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

RICHARDS, LAYTON & FINGER PA
Co-Attorneys for Debtors
   and Debtors in Possession
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700

Dated: November 7, 2001

TABLE OF CONTENTS

v

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

-----------------------------------------------------------------	x
In re	:	Chapter 11 Case No.
:
SUN HEALTHCARE GROUP, INC., et al.,	:	99-3657 (MFW)
:
:
Debtors.	:	(Jointly Administered)
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DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     Sun Healthcare Group, Inc. and the other above-captioned debtors and debtors in possession, propose the following joint chapter 11 Plan of Reorganization, pursuant to Section 1121(a) of title 11 of the United States Code:

     SECTION 1     DEFINITIONS AND INTERPRETATION

     A.      Definitions

             The following terms used herein shall have the respective meanings defined below:

             1.1     Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors' estates, any actual and necessary costs and expenses of operating the Debtors' businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, for any liquidated postpetition personal injury claims to the extent not covered by insurance, for any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

             1.2     Allowed means, with reference to any Claim, (a) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim as to which no objection to allowance has been ot timely will be interposed in accordance with Section 7.1 or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (c) any Claim as to which the liability of the Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim expressly allowed hereunder.

             1.3     Amended Certificate of Incorporation means the Certificate of Incorporation of Reorganized Sun, as amended and restated, substantially in the form set forth in the Plan of Reorganization.

             1.4     Bankruptcy Code means title 11 of the United States Code.

             1.5     Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

             1.6     Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

             1.7     Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

             1.8     Cash means legal tender of the United States of America.

             1.9     Claim has the meaning set forth in section 101 of the Bankruptcy Code.

             1.10    Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code.

             1.11    Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

             1.12    Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

             1.13    Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

             1.14    Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization.

             1.15    Convertible Subordinated Debenture Claim means a Claim against Sun Healthcare Group, Inc. arising under or in connection with (i) the Fiscal Agency Agreement, dated March 1, 1994, between Sun Healthcare Group, Inc. and The Bank of New York, as successor Fiscal Agent, or the 6% Convertible Subordinated Debentures due 2004, issued by Sun Healthcare Group, Inc. thereunder and (ii) the Amended and Restated First Supplemental Indenture, dated October 1, 1994, and that certain Second Supplemental Indenture dated as of December 30, 1998, between Sun Healthcare Group, Inc., The Mediplex Group, Inc. and State Street Bank and Trust or the 6.5% Convertible Subordinated Debentures due 2003, issued by Sun Healthcare Group, Inc. and The Mediplex Group, Inc. thereunder.

             1.16    C-TIPS Claim means a Claim against or Equity Interest in Sun Healthcare Group, Inc. and/or Sun Financing I arising under or in connection with (i) that certain Amended and Restated Declaration of Trust of Sun Financing I, dated as of May 4, 1998, by and among the Debtors and Robert F. Murphy and Robert D. Woltil, as Administrative Trustees, Wilmington Trust Company, as Delaware Trustee, and HSBC Bank USA, as property trustee, (ii) the Convertible Trust Issued Preferred Securities issued by Sun Financing I pursuant thereto, (iii) the Indenture, dated May 4, 1998, between Sun Healthcare Group, Inc. and HSBC Bank USA, as trustee, or (iv) the 7% Convertible Junior Subordinated Debentures due 2028 issued by Sun Healthcare Group, Inc. thereunder.

             1.17    Debtors means Sun Healthcare Group, Inc., a Delaware corporation, and the entities listed on Exhibit "A" hereto.

             1.18    DIP Agreement means the Revolving Credit Agreement, dated as of October 14, 1999, as approved by orders of the Bankruptcy Court, dated October 14 and 22, 1999, and November 12 and 29, 1999, among the Debtors (other than HoMed Convalescent Equipment, Inc.), the Lenders party thereto, The CIT Group/Business Credit, Inc., as Lenders' Agent, and Heller Healthcare Finance, Inc., as Collateral Agent, and as amended by that certain First Amendment, dated September 21, 2000, and approved pursuant to an order of the Bankruptcy Court, dated October 26, 2000, that certain Second Amendment, dated April 20, 2001, and approved pursuant to an order of the Bankruptcy Court, dated April 26, 2001, and that certain Third Amendment, dated October 11, 2001, and approved pursuant to orders of the Bankruptcy Court, dated October 11 and 25, 2001.

             1.19    DIP Claims means all Claims arising under the DIP Agreement.

             1.20    Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.4 hereof.

             1.21    Disclosure Statement means that certain disclosure document relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

             1.22    Disputed Claim means any Claim which has not been Allowed pursuant to the Plan of Reorganization or a Final Order, and

                      (a)     if no proof of claim has been filed by the applicable deadline: (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

                      (b)     if a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors or the Reorganized Debtors which has not been withdrawn or determined by a Final Order; or (v) any Tort Claim which has not previously been allowed.

             1.23    Effective Date means a Business Day selected by the Debtors on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) the condition to the effectiveness of the Plan of Reorganization specified in Section 9 hereof has been satisfied or waived. The Effective Date shall be no later than 120 days after the later of the Confirmation Date, the date any stay of the Confirmation Order is dissolved, or the date on which the condition to the effectiveness of the Plan of Reorganization specified in Section 9 hereof has been satisfied or waived.

             1.24    Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

             1.25    Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

             1.26    General Unsecured Claim means any Claim against any of the Debtors that is not an Other Secured Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Senior Subordinated Note Claim, HHS Claim, Subsidiary Debtor Intercompany Claim, Convertible Subordinated Debentures Claim, C-TIPS Claim, Securities Litigation Claim, or Senior Lender Claim.

             1.27    General Unsecured Percentage means the amount, if any, by which the aggregate Allowed General Unsecured Claims exceeds $243,000,000 (up to a maximum of $54,000,000), divided by $54,000,000.

             1.28    HHS Claim means any Claim of the United States of America against any of the Debtors in connection with their participation in the federal Medicare program as more fully described and resolved by that certain Settlement Agreement, dated as of [___ __, 2001], among Sun Healthcare Group, Inc., its direct and indirect subsidiaries or affiliates, brother or sister corporations, members and divisions, and the successors or assigns of any of them, and the United States of America acting through the United States Department of Health and Human Services, the Centers for Medicare and Medicaid Services (f/k/a the Health Care Financing Administration), the Office of Inspector General, the Department of Justice, and other agencies or departments of the United States necessary to effectuate the terms of the Settlement Agreement.

             1.29    New Management Incentive Plan means the management incentive plan for key employees of the Debtors, as set forth in the Plan Supplement.

             1.30    New Redeemable Preferred Stock means the shares of new redeemable preferred stock of Reorganized Sun, having the rights, privileges, and preferences set forth in the New Redeemable Preferred Stock Certificate of Designation in the form set forth in the Plan Supplement, authorized hereunder for issuance to holders of shares of New Series A Common Stock that elect to convert such shares of New Series A Common Stock. The New Redeemable Preferred Stock will have an initial liquidation preference of $25 per share and will accrue dividends at the annual rate of 7% of the liquidation preference from the date of conversion until the date of redemption. The New Redeemable Preferred Stock is required to be redeemed under certain circumstances.

             1.31    New Series A Common Stock means the shares of common stock (series A), no par value, of Reorganized Sun authorized and issued hereunder or authorized for the purposes specified herein or in the Plan Securities.

             1.32    New Series B Common Stock means the shares of common stock (series B), no par value, of Reorganized Sun authorized and issued hereunder to key employees or authorized for issuance in connection with the New Management Incentive Plan.

             1.33    New Warrants means the warrants to purchase up to 500,000 shares of New Series A Common Stock in accordance with the provisions of the New Warrant Agreement. The New Warrant Agreement is set forth in the Plan Supplement.

             1.34    New Warrant Agreement means the warrant agreement substantially in the form included in the Plan Supplement, governing the exercise of the New Warrants.

             1.35    Other Secured Claims means any Secured Claim not constituting a secured Senior Lender Claim.

             1.36    Plan of Reorganization means this Joint Plan of Reorganization, including the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

             1.37    Plan Securities means, collectively, the New Redeemable Preferred Stock, the New Series A Common Stock, and the New Warrants.

             1.38    Plan Supplement means the supplement to the Plan of Reorganization containing certain documents relevant to the implementation of such plan or the treatment of Allowed Claims thereunder. The Plan Supplement will be filed with the Bankruptcy Court no later than 5 days prior to the deadline for soliciting votes to accept or reject the Plan of Reorganization.

             1.39    Priority Non-Tax Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

             1.40    Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

             1.41    Ratable Proportion means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class.

             1.42    Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on October 14, 1999, and February 3, 2000 in the United States District Court for the District of Delaware and styled In re Sun Healthcare Group, Inc. et al., 99-3657 (MFW).

             1.43    Reorganized Sun means Sun Healthcare Group, Inc., as reorganized as of the Effective Date in accordance with the Plan of Reorganization.

             1.44    Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

             1.45    Secured Claim means a Claim (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as set forth in the Plan of Reorganization, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

             1.46    Securities Litigation Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of shares or notes of any of the Debtors, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim, including but not limited to any such Claims identified on Schedule 4.10 hereto.

             1.47    Senior Lender Claim means any Claim (i) against Sun Healthcare Group, Inc. arising under that certain Credit Agreement, dated as of October 8, 1997, among Sun Healthcare Group, Inc., Bank of America, N.A., as administrative agent, certain co-agents named therein, and the lender parties thereto, and any of the documents and instruments relating thereto, as amended, supplemented, modified, or restated prior to October 14, 1999, (ii) against each of the Subsidiary Debtors pursuant to the guaranty by such Debtor of the obligations specified in clause (i) and pursuant to the pledge by Sun Healthcare Group, Inc. of all its intercompany claims against the Subsidiary Debtors to secure the obligations specified in clause (i), and (iii) of Sun Healthcare Group, Inc. against any of the Subsidiary Debtors, which claims have been pledged to secure the claims specified in clause (i).

             1.48    Senior Lender Percentage means the amount, if any, by which the aggregate Allowed General Unsecured Claims is less than $297,000,000 (up to a maximum of $54,000,000), divided by $54,000,000.

             1.49    Senior Subordinated Note Claim means a Claim (i) against Sun Healthcare Group, Inc. arising under or in connection with (A) the Indenture, dated as of May 4, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, or the 9 3/8% Senior Subordinated Notes due 2008, issued thereunder, (B) the Second Amended and Restated Indenture, dated as of January 10, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, or the 9-1/2% Senior Subordinated Notes due 2007 issued thereunder, or (C) the First Supplemental Indenture, dated as of January 4, 1995, between Sun Healthcare Group, Inc., The Mediplex Group, Inc. and Bank of New York, as trustee, and the 11-3/4% Senior Subordinated Notes due 2002 issued thereunder and (ii) against substantially all the Subsidiary Debtors pursuant to the separate guaranties by such Debtors of the obligations specified in clause (i).

             1.50    Subsidiary Debtors means all of the Debtors except Sun Healthcare Group, Inc.

             1.51    Subsidiary Debtor Intercompany Claims means a Claim against Sun Healthcare Group, Inc. held by any of the Subsidiary Debtors, which claims are contractually subordinated to the Senior Lender Claims.

             1.52    Subsidiary Stock means the new common stock of each of the Debtors other than Sun Healthcare Group, Inc. authorized and issued hereunder.

             1.53    Tort Claims means any Claim related to personal injury, property damage, products liability, wrongful death or other similar Claims against any of the Debtors.

     B.     Interpretation; Application of Definitions and Rules of Construction

Unless otherwise specified, all section, schedule, or exhibit references in the Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to the Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

     SECTION 2.     ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

             2.1    Administrative Expense Claims.

             On the Effective Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. On the Effective Date or at a later date pursuant to the DIP Agreement, all DIP Claims under or evidenced by the DIP Agreement shall be an Allowed Administrative Expense Claim and shall be paid in Cash in an amount equal to the amount of such DIP Claims.

             2.2    Compensation and Reimbursement Claims.

             All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is 60 days after the Effective Date and (b) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Administrative Expense Claim becomes a Final Order or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Debtors. The Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

             2.3    Priority Tax Claims.

             On the Effective Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the respective Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 7.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the

8

Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

     SECTION 3.     CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

             The following tables designate the classes of Claims against and Equity Interests in each of the Debtors and specify which of those classes are (i) impaired or unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan of Reorganization.

             3.1    Classes for the Debtors.

Class	Designation	Impairment	Entitled to Vote

Class A	Priority Non-Tax Claims	unimpaired	No
Class B	Other Secured Claims (Subclasses B1 - B17)	see below	see below
Class C	HHS Claims	impaired	Yes
Class D	Senior Lender Claims (and intercompany Claims against Subsidiary Debtors pledged as Collateral)	impaired	Yes
Class E	General Unsecured Claims	impaired	Yes
Class F	Senior Subordinated Note Claims	impaired	Yes
Class G	Convertible Subordinated Debenture Claims	impaired	No (deemed to reject)
Class H	C-TIPS Claims	impaired	No (deemed to reject)
Class I	Subsidiary Debtor Intercompany Claims	impaired	No (deemed to reject)
Class J	Securities Litigation Claims	impaired	No (deemed to reject)
Class K	Equity Interests	impaired	No (deemed to reject)

             3.2    Subclasses for Class B.

             For convenience of identification, the Plan of Reorganization classifies the Allowed Claims in Class B as a single class. This Class is actually a group of subclasses, depending on the underlying property securing such Allowed Claims, and each subclass is treated hereunder as a distinct Class for voting and distribution purposes. The following table identifies the material subclasses for Class B.

Subclass	Designation	Impairment	Entitled to Vote

B-1	Receivables of Retirement Care Associates and certain subsidiaries (Heller Healthcare Finance, Inc.)	No	No
B-2	San Leandro, CA [1612] Willows, CA [1695] Temple City, CA [1576] Calistoga, CA [1674] Meridian, ID [1091] Moses Lake, WA [1069] (Sumitomo)	Yes	Yes
B-3	Denver (THCI) [1033]	No	No
B-4	Brookline (THCI) [1336]	No	No
B-5	East Boston (THCI) [1337]	Yes	Yes
B-6	Stamford (THCI) [1534]	No	No
B-7	Grand Terrace, CA (Sunset Convalescent Corp.) [1582]	No	No
B-8	Carmichael, CA (PFC Corp./HUD) [1692]	No	No
B-9	Griffin, GA (LTC Properties) [1767]	No	No
B-10	Columbus, GA (LTC Properties) [1841]	No	No
B-11	Masthead Building (Sun Life of Canada) [3002]	No	No
B-12	Certain escrow funds in the amount of $3,604,356 (Braswell Mgt, et al.)	No	No
B-13	Circleville (Home Health) [6416, 6424]	No	No
B-14	New Lexington, OH (SunTrust Bank/Perry County, OH IRBs) [1123]	No	No
B-15	Harriman, TN (Sentinel Trust/Roane County IRBs) [1724]	No	No
B-16	Rome, GA (Sentinel Trust/Rome-Floyd County IRBs) [1783]	No	No
B-17	West Toledo, OH New Martinsville, WV (SunTrust Bank)	Yes	Yes

             3.3    Senior Lender Claim Classes and Intercompany Claims.

             The Classes for intercompany Claims by Sun Healthcare Group, Inc. against the Subsidiary Debtors have been combined with the Senior Lender Claim Classes for the Subsidiary Debtors in order to give effect to the pledge by Sun Healthcare Group, Inc. of such Claims to secure the Senior Lender Claims.

     SECTION 4.     TREATMENT OF CLAIMS AND EQUITY INTERESTS

             4.1    Priority Non-Tax Claims (Class A).

             Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive on the Effective Date, in full satisfaction of such Claim, Cash in an amount equal to such Claim.

             4.2    Other Secured Claims (Class B).

             Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to a different treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors, either (i) the Collateral securing such Allowed Other Secured Claim, (ii) Cash in an amount equal to the value of the Collateral securing such Allowed Other Secured Claim, or (iii) the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered unimpaired. In particular, the holders of Allowed Other Secured Claims in Subclasses B1 - B17, shall receive the treatment specified on Schedule 4.2 hereto.

             4.3    HHS Claims (Class C).

             The holder of the HHS Claim shall receive $1,000,000 in Cash and a new note for $10,000,000 with (i) interest at the rate specified in section 1961 of title 28 of the United States Code, (ii) interest payable quarterly, and (iii) principal repaid on the following anniversaries of the Effective Date: $1,000,000 (first anniversary); $1,000,000 (second anniversary); $2,000,000 (third anniversary); $3,000,000 (fourth anniversary); and $3,000,000 (fifth anniversary).

             4.4    Senior Lender Claims (Class D).

             The Senior Lender Claims shall be deemed allowed in the aggregate amount of $843,318,000 plus intercompany claims. Each holder of a Senior Lender Claim shall receive its Ratable Proportion of (i) $6,651,557 in Cash, (ii) 8,900,000 shares of the New Series A Common Stock, and (iii) the Senior Lender Percentage of 200,000 shares of the New Series A Common Stock. In addition, the holders of the Senior Lender Claims shall be entitled to receive the Subsidiary Stock, which shall be deemed to be transferred by them to Reorganized Sun on the Effective Date. All outstanding letters of credit issued under the credit agreement identified in clause (i) of the definition of "Senior Lender Claim" that relate to ongoing operations of Reorganized Sun, in an amount not to exceed $4,900,000, will be refinanced under the new financing agreement provided for in Section 9.

             4.5    General Unsecured Claims (Class E).

             Each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of (i) 900,000 shares of the New Series A Common Stock and (ii) the General Unsecured Percentage of 200,000 shares of the New Series A Common Stock, except (a) as provided in section 10.7 (claims arising from avoidance actions), (b) to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to a different treatment of such Claim, or (c) to the extent that such Claim is covered by insurance. Allowed General Unsecured Claims that are covered by insurance shall be paid in the ordinary course of the business of Reorganized Sun.

             4.6    Senior Subordinated Note Claims (Class F).

             The Senior Subordinated Note Claims shall be deemed allowed in the aggregate amount of $431,800,518. If Class F votes to accept the Plan of Reorganization, each holder of an Allowed Senior Subordinated Note Claim shall receive its Ratable Proportion of the New Warrants. If Class F votes to reject the Plan of Reorganization, the holders of the Senior Subordinated Note Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

             4.7    Convertible Subordinated Debenture Claims (Class G).

             The holders of the Convertible Subordinated Debt Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

             4.8    C-TIPS Claims (Class H).

             The holders of the C-TIPS Claim shall receive no distribution of property under the Plan of Reorganization on account of such Claims or Equity Interests.

             4.9    Subsidiary Debtor Intercompany Claims (Class I).

             The holders of the Subsidiary Debtor Intercompany Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

             4.10   Securities Litigation Claims (Class J).

             The holders of the Security Litigation Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

             4.11   Equity Interests (Class K).

             The holders of the Equity Interests shall receive no distribution of property under the Plan of Reorganization on account of such Equity Interests.

     SECTION 5.     MEANS FOR IMPLEMENTATION

             5.1    Deemed Consolidation of Debtors for Plan Purposes Only.

             Subject to the occurrence of the Effective Date, the Debtors shall be deemed consolidated for the following purposes under the Plan of Reorganization; (i) all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors and (ii) each and every Claim filed or to be filed in the Reorganization Cases shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

             Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan of Reorganization and as set forth above in this Section) affect: (i) the legal and organizational structure of the Reorganized Debtors; (ii) pre- and post-Commencement Date guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, (B) pursuant to the Plan of Reorganization, or (C) in connection with any financing entered into by the Reorganized Debtors on the Effective Date; and (iii) distributions out of any insurance policies or proceeds of such policies.

             Notwithstanding anything contained in the Plan to the contrary, the deemed consolidation of the Debtors shall not have any effect on the Claims being reinstated and unimpaired, and the legal, equitable, and contractual rights to which the holders of any such Claims are entitled shall be left unaltered by the Plan.

             5.2    Termination of the DIP Agreement.

             Except to the extent that the DIP Agreement otherwise provides, on the Effective Date, all obligations of the Debtors under the DIP Agreement shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Agreement. Without limiting the foregoing, with the consent of the lenders under the DIP Agreement, any letters of credit that have not expired shall be replaced or backed-up with letters of credit as a part of the exit facility referenced in section 5.4. Upon payment or satisfaction in full of all obligations under the DIP Agreement in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

             5.3    Authorization of Plan Securities.

             Reorganized Sun is authorized to issue the Plan Securities and the New Series B Common Stock without the need for any further corporate action. Each of the other Debtors is authorized to issue 10,000 shares of its new common stock, no par value, to Reorganized Sun in accordance with the deemed transfer specified in Section 4.4, without the need for any further corporate action. Additional shares of New Series A Common Stock and New Series B Common Stock are authorized as specified in the Amended Certificate of Incorporation for the purposes stated therein.

             5.4    Exit Facility.

             The Debtors are authorized to enter into a new revolving credit agreement or other financing arrangements to fund obligations under the Plan of Reorganization and provide for working capital requirements.

             5.5    Waiver of Subordination.

             The distributions under the Plan of Reorganization take into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the holders of Claims in Class F if Class F votes to accept the Plan of Reorganization shall not be subject to levy, garnishment, attachment, or other legal process by any holder of Claims senior to the Claims of the holders of the Senior Subordinated Note Claims by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders of senior indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan of Reorganization to be made to the holders of Claims in Class F if Class F votes to accept the Plan of Reorganization.

             5.6    Registration Rights Agreement.

             On the Effective Date, Reorganized Sun shall execute and deliver a registration rights agreement in the form set forth in the Plan Supplement, obligating Reorganized Sun to register the New Series A Common Stock under the Securities Exchange Act of 1934, as amended, upon the demand of certain holders thereof, and pursuant to customary "piggyback" provisions, all at the times and in accordance with the terms set forth in such registration rights agreement. The holders entitled to the benefits of the registration rights agreement are those that are issued 10% or more of the New Series A Common Stock or would otherwise qualify as an "underwriter" as defined in section 1145(b) of the Bankruptcy Code.

             5.7    SEC Reporting.

             Unless otherwise determined by its board of directors after the Effective Date, Reorganized Sun will continue to file periodic and current reports with the Securities and Exchange Commission, as required by a public company under the Securities Exchange Act of 1934.

             5.8    Cancellation of Existing Securities and Agreements.

             Except for purposes of evidencing a right to distributions under the Plan of Reorganization, on the Effective Date all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled.

             5.9    Board of Directors.

             The initial Board of Directors of Reorganized Sun shall consist of seven members whose names shall be disclosed at or prior to the Confirmation Hearing. Six members will be selected by the holders of the Senior Lender Claims. The seventh member shall be the Chief Executive Officer of Reorganized Sun. Each of the members of such initial Board of Directors shall serve a one-year term. After selection of the initial Board of Directors, the holders of the New Series A Common Stock and the New Redeemable Preferred Stock (to the extent issued) will elect members of the Board of Directors of Reorganized Sun in accordance with the Amended Certificate of Incorporation and Amended Bylaws and applicable nonbankruptcy law.

             5.10   Corporate Action.

             Reorganized Sun shall file the certificate of designation for the New Redeemable Preferred Stock and the Amended Certificate of Incorporation with the Secretary of State of the State of Delaware on the Effective Date. The Amended Certificate of Incorporation shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such certificate of incorporation as permitted by applicable law. The Amended Bylaws shall be deemed adopted by the board of directors of Reorganized Sun as of the Effective Date.

             5.11   New Management Incentive Plan.

             Reorganized Sun shall adopt the New Management Incentive Plan. The solicitation of votes on this Plan of Reorganization shall be deemed a solicitation of the holders of New Series A Common Stock for approval of the New Management Incentive Plan. Entry of the order confirming the Plan of Reorganization shall constitute such approval, and the order confirming the Plan of Reorganization shall so provide.

             5.12   HHS Settlement.

             The Settlement Agreement among the Debtors and the United States of America acting through the United States Department of Health and Human Services, the Centers for Medicare and Medicaid Services (f/k/a the Health Care Financing Administration), the Office of Inspector General, the Department of Justice, and other agencies or departments of the United States concerning the resolution of certain Claims asserted by such agencies against the Debtors, in the form set forth in the Plan Supplement, is hereby made a part of the Plan of Reorganization. The economic payment terms of such settlement are incorporated into section 4.3.

             5.13   Class Action Settlement.

             The Settlement Agreement among the Debtors and certain former employees of one of the Debtors concerning the resolution of certain Claims asserted by such parties against the Debtors, in the form set forth in the Plan Supplement, is hereby made a part of the Plan of Reorganization.

             5.14   Release of Representatives.

             As of the Effective Date, the respective officers, directors, employees, financial advisors, professionals, accountants, and attorneys of the Debtors and its statutory committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code shall be released by the Debtors from any and all Claims against them in their capacity as representatives of the Debtors or the statutory committees, as applicable, except for claims based on willful misconduct or gross negligence.

     SECTION 6.     DISTRIBUTIONS

             6.1    Record Date for Distributions.

             As of the close of business on the date the Bankruptcy Court confirms the Plan of Reorganization, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after such date.

             6.2    Date of Distributions.

             Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable. The 200,000 shares of New Series A Common Stock referred to in sections 4.4(iii) and 4.5(ii) shall be made as soon as reasonably practicable after the earlier of the date on which (i) all Disputed Claims in Class E have been resolved or (ii) the aggregate amount of Allowed General Unsecured Claims exceeds $297,000,000.

             In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

             6.3    Distributions to Class E.

             For the purpose of calculating the Ratable Proportion of New Series A Common Stock to be distributed to the holder of an Allowed General Unsecured Claim, the Debtors shall include all Disputed Claims in the aggregate amount of all Allowed Claims either in the amounts asserted by the holders of such Claims or as estimated by the Bankruptcy Court. Notwithstanding the foregoing, the Debtors may exclude Tort Claims from such calculation to the extent they determine, in the exercise of their discretion and in consultation with the statutory committee of unsecured creditors appointed in the Reorganization Cases, that sufficient insurance is available to cover such Tort Claims. On a date selected by Reorganized Sun after the resolution of all Disputed Claims in Class E (other than Tort Claims for which insurance coverage is available), they shall recalculate the Ratable Proportion for each holder of an Allowed Claim in such Class, based on the aggregate amount of Allowed Claims in such Class on such date, and make a final distribution of New Series A Common Stock to the holders of Allowed Claims in Class E. Reorganized Sun may make interim distributions to Class E if, in its sole discretion it determines that the cost and administrative burden of such interim distribution would be worthwhile. For purposes of these distributions, the Debtors at their option may estimate the amount to include for unliquidated Claims or seek an order from the Bankruptcy Court determining such estimates. The Debtors shall be required to make an interim distribution if the aggregate number of shares of New Series A Common Stock for such distribution is at least 50,000.

             6.4    Disbursing Agent.

             All distributions under the Plan of Reorganization shall be made by the applicable Debtor as Disbursing Agent or such other entity designated by the applicable Debtor as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the applicable Debtor.

             6.5    Surrender of Instruments.

             As a condition to receiving any distribution under the Plan of Reorganization, each holder of a Senior Subordinated Note must surrender such Senior Subordinated Note to Reorganized Sun or its designee. Any holder of a Senior Subordinated Note that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan of Reorganization.

             6.6    Setoffs.

             Except with respect to the Senior Lender Claims, the Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against the holder of such Claim, provided, that in the event the Debtors seek to exercise such setoff rights against the holder of a Claim that is a debtor in a case under the Bankruptcy Code, the Debtors shall comply with the requirements of the Bankruptcy Code, including seeking relief from the automatic stay.

             6.7    Delivery of Distributions.

             Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim except the holders of an Allowed Senior Lender Claim or an Allowed Senior Subordinated Note Claim, shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. All distributions to any holder of an Allowed Senior Lender Claim shall be made to Bank of America, N.A., as administrative agent, under that certain Credit Agreement, dated as of October 8, 1997, among Sun Healthcare Group, Inc., Bank of America, N.A., as administrative agent, certain co-agents named therein, and the lender parties thereto. All distributions to any holder of an Allowed Senior Subordinated Note Claim shall be made to (i) U.S. Bank Trust National Association, as trustee, under the Indenture, dated as of May 4, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, for the 9 3/8% Senior Subordinated Note due 2008, (ii) U.S. Bank Trust National Association, as trustee, under the Second Amended and Restated Indenture, dated as of January 10, 1998, between Sun Healthcare Group, Inc. and U.S. Bank Trust National Association, as trustee, for the 9-1/2% Senior Subordinated Note due 2007, or (iii) Bank of New York, as trustee, under the First Supplemental Indenture, dated as of January 4, 1995, between Sun Healthcare Group, Inc., The Mediplex Group, Inc. and Bank of New York, as trustee, for the 11-3/4% Senior Subordinated Note due 2002. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the applicable Debtor, and the claim of any other holder to such property or interest in property shall be discharged and forever barred; provided, however that any unclaimed property distributable to holders of claims in Class E shall be reallocated and distributed pro rata to the other holders of claims in Class E.

             6.8    Manner of Payment Under Plan of Reorganization.

             At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

             6.9    No Fractional Shares.

             No fractional shares of New Series A Common Stock or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Series A Common Stock shall be rounded down to the next whole number or zero, as applicable.

             6.10   Distributions After Effective Date.

             Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

             6.11   Rights and Powers of Disbursing Agent.

                    (a)     Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of Reorganization, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                    (b)     Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Debtors.

     SECTION 7.     PROCEDURES FOR TREATING DISPUTED CLAIMS

             7.1    Objections to Claims.

             Except insofar as a Claim is allowed hereunder, the Debtors shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the later of (a) one hundred and twenty (120) days after the Effective Date or (b) such date as may be fixed by the Bankruptcy Court.

             7.2    No Distributions Pending Allowance.

                    (a)     General. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Until such time, the Debtors shall withhold from the property to be distributed on or after the Effective Date, the portion of such property allocable to such Disputed Claim. Until such time as a distribution is made hereunder on account of a Disputed Claim that becomes an Allowed Claim, the holder of such claim shall not be entitled to vote any shares of stock to be received by such holder under the Plan of Reorganization on account of such Disputed Claim.

                    (b)     Tort Claims. All Tort Claims not already allowed by the Court are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Reorganization Cases shall be determined and liquidated in the alternative dispute resolution procedures approved by the Bankruptcy Court (the "ADR Procedures") or, if the automatic stay has been terminated as to such Claim, in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section 7.2 or the ADR Procedures and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class E in such liquidated amount and satisfied in accordance with the Plan of Reorganization. Nothing contained in this Section 7.2 shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors or Debtors may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

             7.3    Estimation of Claims.

             The Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

             7.4    Distributions Relating to Disputed Claims.

             At such time as all or any portion of a Disputed Claim becomes an Allowed Claim, Reorganized Sun shall distribute to the holder of such Claim, such holder's Ratable Proportion of the property distributable with respect to the Class in which such Claim belongs. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class, subject to the provisions of sections 4.4 and 4.5 hereof.

             7.5    Distributions After Allowance.

             To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution to which such holder is entitled under the Plan of Reorganization.

     SECTION 8.     EXECUTORY CONTRACTS AND UNEXPIRED LEASES

             8.1    General Treatment.

             All executory contracts (including any option or warrant to purchase common stock of any of the Debtors to the extent such option or warrant is determined not to be an Equity Interest) and unexpired leases to which any of the Debtors are parties are hereby rejected, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated or generally described on Schedule 8.1 hereto as a contract or lease to be assumed, (c) is the subject of a separate motion filed under section 365 of the Bankruptcy Code by the Debtors prior to the Effective Date, or (d) is subject to Section 8.4 below. For purposes hereof, each executory contract and unexpired lease listed or generally described on Schedule 8.1 hereto that relates to the use or occupancy of real property shall include (a) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 8.1 hereto and (b) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 8.1 hereto including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements are specifically rejected. A non-Debtor party to an executory contract or unexpired lease that is being rejected hereunder may request that the Debtors assume such contract or lease by sending written notice to the Debtors, which notice shall include a waiver of any defaults under such contract or lease. The Debtors may assume such contract or lease without further action of the Bankruptcy Court.

             8.2    Cure of Defaults.

             Except to the extent that different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.1 hereof, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within 60 days after the Effective Date, file a pleading with the Bankruptcy Court listing the cure amounts of all executory contracts to be assumed. The parties to such executory contracts to be assumed by the Debtors shall have 30 days to object to the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing. At all times prior to the Effective Date, the Debtors shall retain their right to reject any of the executory contracts on the schedule of contracts to be assumed.

             8.3    Rejection Claims.

             In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date that is 30 days after the Confirmation Date.

             8.4    Survival of Indemnification Obligations.

             Any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements entered into any time prior to the Effective Date, to indemnify directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan of Reorganization. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors pursuant to the Plan of Reorganization, and shall continue as obligations of the Debtors.

             8.5    Provider Agreements and Inter-Debtor Agreements.

             As of the Effective Date, all (i) provider agreements that exist between the Debtors and either the federal government or any state government in connection with participation of the Debtors in the Medicare and Medicaid programs except for facilities that have been transferred to other parties during the Debtors' chapter 11 cases and (ii) all executory contracts and unexpired leases between and among any of the Debtors are specifically assumed hereby.

     SECTION 9.     CONDITION PRECEDENT TO THE EFFECTIVE DATE

             The occurrence of the Effective Date is subject to satisfaction of the condition precedent that the Reorganized Sun or the Debtors shall have entered into a new revolving credit agreement or other financing arrangement for purposes of funding obligations under the Plan of Reorganization and providing for working capital requirements. The condition precedent in Section 9 hereof may be waived, in whole or in part, by the Debtors. Any such waivers of the condition precedent in Section 9 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan of Reorganization.

     SECTION 10.     EFFECT OF CONFIRMATION

             10.1   Vesting of Assets.

             Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates shall vest in the Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided herein. The Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

             10.2   Discharge of Claims and Termination of Equity Interests.

             Except as otherwise provided herein, in the Confirmation Order, or in the DIP Agreement, the rights afforded in the Plan of Reorganization and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan of Reorganization or the DIP Agreement, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.

             10.3   Discharge of Debtors.

             Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein or in the DIP Agreement, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

             10.4   Term of Injunctions or Stays.

             Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

             10.5   Injunction Against Interference With Plan.

             Upon the entry of a Confirmation Order with respect to the Plan of Reorganization and except as otherwise provided herein, in the Confirmation Order, or in the DIP Agreement, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan of Reorganization.

             10.6   Exculpation.

             Neither the Debtors, the Disbursing Agent, the statutory committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code, nor any of their respective members, present or former officers, directors, employees, agents or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Reorganization Cases, the confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization or the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence.

             10.7   Avoidance Actions.

             Except with respect to Claims Allowed in the Plan of Reorganization, the Debtors retain the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors or debtors in possession. To the extent that the avoidance action results in an increase in the amount of Allowed Claims, the Debtors shall credit [__%] of such Allowed Claim against the recovery to be received in connection with such avoidance action, in full satisfaction of any unsecured claim any such avoidance action might otherwise hold in connection with a judgment or settlement of the avoidance action.

     SECTION 11.     RETENTION OF JURISDICTION

             11.1   Jurisdiction of the Bankruptcy Court

             On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

                    (a)     To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                    (b)     To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on the Confirmation Date.

                    (c)     To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

                    (d)     To consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, Administrative Claim, or Equity Interest.

                    (e)     To hear and determine all actions commenced by the Debtors pursuant to sections 542, 543, 544, 545, 547, 548, and 549 of the Bankruptcy Code.

                    (f)     To hear and determine any disputes or issues arising under the settlement agreements referred to in sections 5.11 and 5.12 hereof or any other settlements of claims approved by the Bankruptcy Court.

                    (g)     To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

                    (h)     To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court.

                    (i)     To hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

                    (j)     To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                    (k)     To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

                    (l)     To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation.

                    (m)     To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

                    (n)     To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

                    (o)     To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                    (p)     To enter a final decree closing the Reorganization Cases.

                    (q)     To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

     SECTION 12.     MISCELLANEOUS PROVISIONS

             12.1   Payment of Statutory Fees.

             On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

             12.2   Retiree Benefits.

             On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor has obligated itself to provide such benefits.

             12.3   Dissolution of Committee.

             The statutory committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code shall dissolve on the date the aggregate unresolved or disputed claims is less than [_____________].

             12.4   Recognition of Guaranty Rights.

             The classification of and manner of satisfying all Claims and Equity Interests under the Plan of Reorganization takes into consideration (i) the existence of guaranties by the Debtors, and (ii) the fact that the Debtors may be joint obligors with each other or other entities, with respect to an obligation. All Claims against any of the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in the Plan of Reorganization.

             12.5   Substantial Consummation.

             On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

             12.6   Amendments.

                    (a)     Plan of Reorganization Modifications. The Plan of Reorganization may be amended, modified or supplemented by the Debtors or the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan of Reorganization, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of

Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

                    (b)     Other Amendments. Prior to the Effective Date and with the consent of the statutory committee of unsecured creditors appointed in the Reorganization Cases which consent shall not be unreasonably withheld, the Debtors may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

             12.7   Governing Law.

             Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

             12.8   Time.

             In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

             12.9   Notices.

             All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Sun Healthcare Group, Inc.
101 Sun Avenue, N.E.
Albuquerque, New Mexico 87109
Attn: Robert F. Murphy, Esq.
Secretary and General Counsel
Telephone: (505) 821-3355
Telecopier: (505) 468-4747

                                                         - and -

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Michael F. Walsh, Esq.
Telephone: (212) 310-8000
Telecopier: (212) 310-8007

                                                         - and -

Richards, Layton & Finger P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Attn: Mark D. Collins, Esq.
Telephone: (302) 658-6541
Telecopier: (302) 658-6548

                                                         - and -

Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, New York 10169
Attn: Scott L. Hazan, Esq.
Telephone: (212) 661-9100
Telecopier: (212) 682-6104

                                                          - and -

O'Melveny & Myers, LLP
400 South Hope Street
Los Angeles, California 90071
Attn: Ben H. Logan, Esq.
Telephone: (213) 430-6000
Telecopier: (213) 430-6407

                                                          - and -

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Stuart Hirshfield, Esq.
Telephone: (212) 289-8000
Telecopier: (212) 259-6333

Dated: Wilmington, Delaware
           November 7, 2001

Respectfully submitted,

SUN HEALTHCARE GROUP, INC.
(for itself and on behalf of each of Debtors)

By:   /s/ Wallace E. Boston, Jr.
Name:   Wallace E. Boston, Jr.
Title:   Chief Financial Officer

COUNSEL:

/s/ Russell C. Silberglied
Mark D. Collins (No. 2981)
Russell C. Silberglied (No. 3462)
Richards, Layton & Finger P.A.
Co-Attorneys for the Debtors
   and Debtors in Possession
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700
          -and-
Michael F. Walsh
Paul M. Basta
Weil, Gotshal & Manges LLP
Co-Attorneys for the Debtors
   and Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Exhibits to Plan of Reorganization

EXHIBIT A

DEBTORS

  Sun Healthcare Group, Inc.
  Accelerated Care Plus, L.L.C.
  Advantage Health Services, Inc.
  Americare Health Services Corp.
  Americare Homecare, Inc.
  Americare Midwest, Inc.
  Americare of West Virginia, Inc.
  Ameridyne Corporation
  Atlantic Medical Supply Company, Inc.
  Bay Colony Health Service, Inc.
  Beckley Health Care Corp.
  Bergen Eldercare, Inc.
  Bibb Health & Rehabilitation, Inc.
  BioPath Clinical Laboratories, Inc.
  Braswell Enterprises, Inc.
  Brent-Lox Hall Nursing Home, Inc.
  Brittany Rehabilitation Center, Inc.
  Cal-Med, Inc.
  Capitol Care Management Company, Inc.
  Care Enterprises, Inc.
  Care Enterprises West
  Care Finance, Inc.
  Care Home Health Services
  CareerStaff Management, Inc.
  CareerStaff Unlimited, Inc.
  Carmichael Rehabilitation Center
  Charlton Healthcare, Inc.
  Circleville Health Care Corp.
  Clipper Home of North Conway, Inc.
  Clipper Home of Portsmouth, Inc.
  Clipper Home of Rochester, Inc.
  Clipper Home of Wolfeboro, Inc.
  Coalinga Rehabilitation Center
  Community Re-Entry Services of Cortland, Inc.
  Contour Medical, Inc.
  Contour Medical-Michigan, Inc.
  Contour Medical of Central Florida, Inc.
  Covina Rehabilitation Center
  Crescent Medical Services, Inc.
  Dunbar Health Care Corp.
  Duval Healthcare Center, Inc.
  Evergreen Rehabilitation Center
  Executive Pharmacy Services, Inc.
  Facility Supply, Inc.
  Fairfield Rehabilitation Center
  First Class Pharmacy, Inc.
  Fullerton Rehabilitation Center
  Gainesville Healthcare Center, Inc.
  Gardendale Health Care Center, Inc.
  Glendora Rehabilitation Center
  Glenville Health Care, Inc.

  i

  Golan Healthcare Group, Inc.
  Goodwin Nursing Home, Inc.
  Grand Terrace Rehabilitation Center
  G-WZ of Stamford, Inc.
  Hallmark Health Services, Inc.
  Harbor View Rehabilitation Center
  Hawthorne Rehabilitation Center
  HC, Inc.
  Heritage Rehabilitation Center
  Heritage-Torrance Rehabilitation Center
  HoMed Convalescent Equipment, Inc.
  HSR Partners, L.P.
  HTA of New York, Inc.
  Huntington Beach Convalescent Hospital
  Jackson Rehabilitation Center, Inc.
  Jeff Davis Healthcare, Inc.
  Lake Forest Healthcare Center, Inc.
  Lake Health Care Center, Inc.
  Libbie Rehabilitation Center, Inc.
  Linda-Mar Rehabilitation Center
  Living Services, Inc.
  LTC Staffinders, Inc.
  Manatee Springs Nursing Center, Inc.
  Maplewood Health Care Center of Jackson, Tennessee, Inc.
  Marion Health Care Corp.
  Masthead Corporation
  Meadowbrook Rehabilitation Center
  Med-Florida, Inc.
  Mediplex Atlanta Rehabilitation Institute, Inc.
  Mediplex Management, Inc.
  Mediplex Management of Palm Beach County, Inc.
  Mediplex Management of Texas, Inc.
  Mediplex of Concord, Inc.
  Mediplex of Connecticut, Inc.
  Mediplex of Kentucky, Inc.
  Mediplex of Maryland, Inc.
  Mediplex of Massachusetts, Inc.
  Mediplex of New Hampshire, Inc.
  Mediplex of New Jersey, Inc.
  Mediplex of Ohio, Inc.
  Mediplex of Tennessee, Inc.
  Mediplex of Virginia, Inc.
  Mediplex Rehabilitation of Massachusetts, Inc.
  Mountain Care Management, Inc.
  NeuroFlex, Inc.
  New Bedford Nursing Center, Inc.
  Newport Beach Rehabilitation Center
  Nursing Home, Inc.
  Oakview Treatment Centers of Kansas, Inc.
  Oasis Mental Health Treatment Center, Inc.
  Orange Rehabilitation Hospital, Inc.

  ii

  Pacific Beach Physical Therapy, Inc.
  Pacific Health Care, Inc.
  Paradise Rehabilitation Center, Inc.
  Paso Robles Rehabilitation Center
  Peachwood Physical Therapy Corporation
  Pharmacy Factors of California, Inc.
  Pharmacy Factors of Florida, Inc.
  Pharmacy Factors of Texas, Inc.
  Phoenix Associates, Inc.
  Phoenix-Hudson Company
  Pine Manor Rest Home, Incorporated
  P.M.N.F. Management, Inc.
  PRI, Inc.
  Pro-Scription, Inc.
  Putnam Health Care Corp.
  Quality Care Holding Corporation
  Quality NHF Leasing, Inc.
  Quality Nursing Care of Massachusetts, Inc.
  Quest Medical Supply, Inc.
  Regency Health Services, Inc.
  Regency High School, Inc.
  Regency - North Carolina, Inc.
  Regency Outpatient Services, Inc.
  Regency Rehab Hospitals, Inc.
  Regency Rehabilitation Management and Consulting Services, Inc.
  Regency - Tennessee, Inc.
  Retirement Care Associates, Inc.
  Retirement Management Corporation
  RHS Management Corporation
  Riviera Retirement, Inc.
  Roberta Health Care Center, Inc.
  Rosewood Rehabilitation Center, Inc.
  Salem Health Care Corp.
  San Bernardino Rehabilitation Hospital, Inc.
  Sea Side Retirement, Inc.
  Shandin Hills Rehabilitation Center
  SHG Finance, LLC
  SHG International Holdings, Inc.
  Southside Health Care Center, Inc.
  SRT, Inc.
  Statesboro Health Care Center, Inc.
  Stockton Rehabilitation Center, Inc.
  Summers Landing, Inc.
  SunAlliance Healthcare Services, Inc.
  SunBridge Healthcare Corporation
  SunBridge Healthcare of Colorado, Inc.
  SunBridge Healthcare of Florida, Inc.
  SunBridge, Inc.
  SunBridge Rehab of Colorado, Inc.
  Sun Care Corp.
  SunCare Respiratory Services, Inc.

  iii

  SunChoice.com, Inc.
  SunChoice Medical Supply, Inc.
  Sun Coast Retirement, Inc.
  SunDance Rehabilitation Corporation
  SunDance Rehabilitation Services, Inc.
  SunDance Rehabilitation Texas, Limited Partnership
  SunFactors, Inc.
  Sun Financing I
  Sun Healthcare Group Finance Company
  Sun Healthcare Group International Corporation
  Sun Healthcare, Inc.
  SunHealth Specialty Services, Inc.
  Sun Lane Purchase Corporation
  SunMark Nevada, Inc.
  Sunmark of New Mexico, Inc.
  SunPlus Home Health Services, Inc.
  SunScript Pharmacy Corporation
  SunSolution, Inc.
  The Mediplex Group, Inc.
  Therapists Unlimited-Baltimore/Washington, D.C., L.P.
  Therapists Unlimited-Chicago II, L.P.
  Therapists Unlimited-Detroit II, L.P.
  Therapists Unlimited-Fresno, L.P.
  Therapists Unlimited -Indianapolis, L.P.
  Therapists Unlimited - Seattle, L.P.
  U.S. Laboratory Corp.
  Vista Knoll Rehabilitation Center, Inc.
  West Jersey/Mediplex Rehabilitation, L.P.
  West Tennessee, Inc.
  Willowview Rehabilitation Center
  Willow Way, Inc.
  Woodbury Health Care Center, Inc.
  Worcester Nursing Center, Inc.

  iv

Schedule 4.2 - Treatment of Subclasses B1- B16

Subclass B1 - HCFP Revolver. Heller Healthcare Finance, Inc., formerly known as HCFP Funding Inc., and Debtors Retirement Care Associates, Inc. and certain of its subsidiaries are parties to a secured revolving credit facility dated as of December 8, 1998. As of the Petition Date, the aggregate amount of claims under this revolver was approximately $12.76 million and such claims were secured by the accounts receivable and certain intangibles of those Debtors. As part of the cash collateral stipulation, the Debtors have paid this claim in full.

Subclass B-2 - Sumitomo Synthetic Lease. SunBridge Healthcare Corporation, one of the Debtors, and Sumitomo Bank Leasing and Finance, Inc. are parties to a synthetic lease agreement, pursuant to which Sumitomo financed the acquisition or construction of certain facilities by SunBridge. The outstanding balance owed to Sumitomo as of the petition Date was $21,551,966. Under the Plan, the Calistoga property will be sold, with the net proceeds of sale paid to Sumitomo to reduce the outstanding liability. The remaining five properties will be retained by the Debtors under a new mortgage note, which is cross-defaulted and cross-collateralized, that contains two tranches. Tranche A will be in the principal amount of $16,554,163.49, secured by the five remaining Sumitomo properties (San Leandro, CA, Willows, CA, Temple City, CA, Meridian, ID, and Moses Lake, WA). Tranche A will be payable monthly, with interest at LIBOR plus 2.5%, for a term of two years with a balloon payment at maturity. Tranche B will be in the amount attributable to the divested Calistoga property, after application of any proceeds from sale, plus any unpaid rent on the properties calculated at the non-default rate. Tranche B principal, with interest calculated at LIBOR plus 2.5%, will be due quarterly from excess cash flow first paying accrued interest then outstanding principal. All remaining principal and interest will be due as a balloon payment at the maturity of the two year term. In the event the Debtors obtain a 100% refinancing of the Sumitomo loan through HUD, any unpaid principal and interest under Tranche B will be forgiven after applying the proceeds from such refinancing as follows: first, to Tranche A; second, to accrued interest under Tranche B; and third to Tranche B principal.

Subclass B-3 - THCI Mortgage Holding Company (Denver, Colorado facility). Mediplex of Colorado, Inc. and Valley View Psychiatric Services, Inc., two of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to a promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility.. As of the Petition Date, the aggregate amount of claims under this note was approximately $10,930,230, secured by the property listed above. The Debtors will surrender the collateral securing the claims in this subclass to THCI. The Debtors will ask the Bankruptcy Court to determine the value of the collateral. Any deficiency claim by THCI shall be treated as part of Class E.

Subclass B-4 - THCI Mortgage Holding Company (Brookline, Massachusetts facility). Mediplex of Massachusetts, Inc., one of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to an amended and restated promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this note was approximately $4,725,706, secured by the property listed above. The Debtors will surrender the collateral securing the claims in this subclass to THCI. The Debtors will ask the Bankruptcy Court to determine the value of the collateral. Any deficiency claim by THCI shall be treated as part of Class E.

Subclass B-5 - THCI Mortgage Holding Company (East Boston, Massachusetts facility). Mediplex Rehabilitation of Massachusetts, Inc., one of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to an amended and restated promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this note was approximately

i

$10,320,520, secured by the property listed above. The Debtors will issue a new note in the principal amount of the aggregate allowed claims in this subclass. The principal amount is expected to approximate $10,789,000, depending on the date the Debtors emerge from chapter 11. The new note will be secured by the East Boston, Massachusetts facility, will bear 8% interest or at such other market interest rate, as determined by the Bankruptcy Court, and will amortize over 15 years.

Subclass B-6 - THCI Mortgage Holding Company (Stamford, Connecticut facility). G-WZ of Stamford, Inc., one of the Debtors, and Meditrust Mortgage Investments, Inc. are parties to an amended and restated promissory note and a loan agreement dated as of June 23, 1994 pursuant to which Meditrust financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this note was approximately $11,438,948, secured by the property listed above. The Debtors will surrender the collateral securing the claims in this subclass to THCI. The Debtors will ask the Bankruptcy Court to determine the value of the collateral. Any deficiency claim by THCI shall be treated as part of Class E.

Subclass B-7 - Sunset Convalescent Corp. (Grand Terrace, California facility). Regency Health Services, Inc., one of the Debtors, and Sunset Convalescent Corp. are parties to a $675,000 promissory note dated June 1, 1984 (as amended, assigned and assumed) which is secured by a deed of trust dated August 28, 1993 encumbering the Grand Terrace facility. As of the Petition Date, the aggregate amount of claims under this note was approximately $549,816. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-8 - PFC Corporation/HUD (Carmichael, California facility). Carmichael Convalescent Hospital, one of the Debtors, and PFC Corporation. are parties to a security agreement and a deed of trust note dated as of November 20, 1992 and modified as of August 24, 1995 pursuant to which PFC Corporation financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under this agreement was approximately $5,344,336, secured by the property listed above. The Debtors will cure defaults a reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-9 - LTC Properties, Inc. (Griffin, Georgia facility). LTC Properties, Inc. and Retirement Care Associates, Inc., one of the Debtors, are parties to a Loan Agreement dated as of April 28, 1995 (as amended), pursuant to which LTC made a secured loan in the principal amount of $5,150,000. The Debtors have cured defaults and reinstated the loans underlying the claims in this class pursuant to the Bankruptcy Court's Order dated June 22, 2000 entitled "Order Pursuant to (i) Bankruptcy Rules 9019 approving a Settlement Agreement with LTC Properties, Inc. and (ii) Section 363(b) and 363(f) of the Bankruptcy Code and Bankruptcy Rule 6004 establishing sale procedures and authorizing the debtors to sell, free and clear of liens, claims and encumbrances, but subject to higher and better offers, certain healthcare facilities in accordance with the Settlement Agreement."

Subclass B-10 - LTC Properties, Inc. (Columbus, Georgia facility). LTC Properties, Inc. and Summers Landing, Inc., one of the Debtors, are parties to a Loan Agreement dated as of November 22, 1996 (as amended), pursuant to which LTC made a secured loan in the principal amount of $1,300,000. The Debtors have cured defaults and reinstated the loans underlying the claims in this class pursuant to the Bankruptcy Court's Order dated June 22, 2000 entitled "Order pursuant to (i) Bankruptcy Rules 9019 approving a Settlement Agreement with LTC Properties, Inc. and (ii) Section 363(b) and 363(f) of the Bankruptcy Code and Bankruptcy Rule 6004 establishing sale procedures and authorizing the Debtors to sell, free and clear of liens, claims and encumbrances, but subject to higher and better offers, certain healthcare facilities in accordance with the Settlement Agreement."

Subclass B-11 - Sun Life of Canada (Masthead Bldgs, Albuquerque, New Mexico). Masthead Corporation, one of the Debtors, and Sun Life Assurance Company of Canada are parties to a promissory note in the original principal amount of $8.3 million, repayment of which is secured by a first priority mortgage on Sun's headquarters. The balance of the note as of the Petition Date was $7,183,223. Amounts equal to regularly scheduled payments of principal and interest on the existing note have been paid as adequate protection throughout the cases.

Subclass B-12 - Braswell Management et al. (Pomona and Pico Rivera, California buildings). A promissory note (secured by deeds of trust) in the amount of $4,375,000 was issued by Regency Health Services, Inc. on November 8, 1993 as consideration in addition to cash for the purchase of six healthcare facilities and one office building from Braswell management Inc. Through an arbitration award the note was reduced and re-amortized retroactively to the original date of the note in the amount of $4,114,036. As of September 30, 2001 the balance on the note per the reduction and new amortization schedule is $3,527,794.51. In order to complete a sale-leaseback of the secured properties without Braswell's consent, Regency deposited cash with Chicago Title Company for an agreement to indemnify around the title insurance exceptions. The current cash balance on deposit with Chicago Title is approximately $3,600,000. The monthly note payments are made by Chicago Title directly to Braswell.

Subclass B-13 - The Park National Bank (Circleville, Ohio). Regency Health Services, Inc., one of the Debtors, and The Park National Bank are parties to a promissory note in the original principle amount of $187,500. The balance of the note as of the Petition Date was $160,152. [to be supplied]

Subclass B-14 - New Lexington Industrial Revenue Bonds. New Lexington Health Care Corp.., one of the Debtors, and County of Perry, Ohio with Sun Trust Bank, Central Florida, National Association, as trustee are parties to nursing facility refunding revenue bonds dated as of September 1, 1996 pursuant to which County of Perry, Ohio financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under these bonds were approximately $2,255,000, secured by the property listed above. Amounts equal to interest and principal due on the bonds have been paid as adequate protection throughout the case by the drawing of the trustee on the related letter of credit. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-15 - Marshall Voss Industrial Revenue Bonds. The Health, Educational & Housing Facility Board of the County of Roane, Tennessee issued First Mortgage Revenue Bonds, in the original principal amount of $4,845,000, for the benefit of National Assistance Bureau, Inc., which was later replaced by Maplewood Health Care Center of Jackson, Tennessee, on of the Debtors. As of the Petition Date, the balance due under such bonds, which are secured by a mortgage on the Marshall Voss Health & Rehabilitation Center in Harriman, Tennessee, was $4,070,000 Pursuant to the Cash Collateral Stipulation, the Debtors have continued to make scheduled payments on the bonds during the pendency of their chapter 11 cases. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-16 - Riverside, Georgia Industrial Revenue Bonds. Retirement Care Associates, Inc., one of the Debtors, and the Rome-Floyd County Development Authority with Sentinel Trust Company, as trustee are parties to a loan agreement and a trust indenture related to first mortgage revenue refunding bonds dated as of March 1, 1996 pursuant to which Rome-Floyd County financed the acquisition or construction of the above facility. As of the Petition Date, the aggregate amount of claims under these bonds were approximately $2,095,000, secured by the property listed above. Amounts equal to interest and principal due on the note have been paid as adequate protection throughout the case. The Debtors will cure defaults and reinstate the loans underlying the claims in this class in accordance with section 1124 of the Bankruptcy Code.

Subclass B-17 - Sun Trust Synthetic Lease. Sun Healthcare Group, Inc., one of the Debtors, and Atlantic Financial Group, Ltd. are parties to a synthetic lease agreement, pursuant to which SunTrust financed the acquisition or construction of certain facilities by SunBridge. The outstanding balance owed to Atlantic Financial Group, Ltd. as of the Petition Date was $10,666,821. Amounts equal to interest due on the synthetic lease have been paid throughout the case. Under the Plan, the Debtors will issue two new notes to SunTrust Bank, Inc. in the principal amounts of $1,000,000 and $6,400,000. The new notes will bear interest at prime plus 2.5% and will be secured by the collateral as secures the claims in this class. The new notes will have standard covenants and events of default.

Schedule 4.10 -Securities Litigation Claims

Case Caption	Index Number	Court
In re: Sun Healthcare Group, Inc., Securities Litigation [Case is a consolidated action of the cases listed below]:	CIV 99-269	United States District Court for the District of New Mexico
Bernard L. Beck	CIV 99-269
Elke Bruecker	CIV 99-460
Glen Davis	CIV 99-459
William F. Driscoll	CIV 99-439
Alan Gordon	CIV 99-508
Hung Sun, Inc.	CIV 99-423
Kevin Maher	CIV 99-569
Arnold Nelson Mahler	CIV 99-336
Trust	CIV 99-418
Michael McGriff	CIV 99-478
Naomi Raphael	CIV 99-319
Robert Rosenberg	CIV 99-424
Yosef Steicher

i